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                                  EXHIBIT 23.2



                         CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement of DCB Financial Corp. (the "Company") on Form S-8, of our report dated February 15, 2002 on the consolidated balance sheets of the Company as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001, which report also appears in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, and of our report dated July 19, 2001, contained in the Annual Report on Form 11-K of The Delaware County Bank & Trust Company Employee 401(k) Retirement Plan for the year ended December 31, 2000.




                                        /s/ Crowe, Chizek and Company LLP

                                            Crowe, Chizek and Company LLP


Columbus, Ohio
May 3, 2002